ADDvantage Technologies Reports Financial Results for the Quarter Ended March 31, 2023

Wireless Segment Revenue Increase Offset by Telco Segment Revenue Decline as Supply Chain Normalizes

Carrollton, Texas, May 15, 2023 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported financial results for the three months ended March 31, 2023, the first quarter of 2023. The Company has changed its fiscal year end from September 30 to December 31, and this report reflects that adjustment.

“In our wireless segment, weather-related delays impacted results but we continue to win new business and we have barely scratched the surface of the total near-term opportunity,” commented Joe Hart, Chief Executive Officer. “Subsequent to the end of the quarter, Brian Davidson, a strategic sales and marketing executive and thought-leader with nearly 30 years of experience in the telecom and utility industries, joined us as our new Chief Revenue Officer, and we are confident this addition will further accelerate our growth and expand our addressable market.”

“Meanwhile, the rapid normalization of the supply chain had a significant and abrupt impact on our Telco segment, with revenue down $7.9 million year-over-year and $3.5 million sequentially,” added Mr. Hart. “Many large companies had built inventory during the supply chain disruptions following the pandemic, and now that the supply chain has normalized, customers are pausing purchases to work off inventory. We had expected a normalization in our Telco segment, but the relatively sudden drop in demand happened both faster and to a greater magnitude than we anticipated. We believe there will be an improvement in demand once inventory levels are depleted, but it is difficult to predict the timing or magnitude of this recovery. We are taking steps to reduce costs in this business, while maintaining our focus on the growing wireless opportunity.”

Financial Results for the Three Months ended March 31, 2023

First quarter sales were $14.7 million, a decrease of $9.1 million, or 38% compared to $23.8 million last year. The decrease was primarily due to a decrease of $7.9 million, or 49% in Telco revenue, and a decrease of $1.2 million, or 15% in Wireless revenue, as discussed above.

Gross profit was $3.4 million, or 23% gross margin, compared to gross profit of $5.8 million, or 24%gross margin, for the same period last year. Operating expenses decreased $0.8 million, or 29%, to $2.0 million reflecting the previously announced cost-reduction initiatives. Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories, decreased $0.2 million or 6%, to $3.6 million for the three months ended March 31, 2023 from $3.9 million for the same period last year.

Net loss for the quarter was $2.7 million, or $0.21 per basic and diluted share, compared to a net loss of $1.4 million, or $0.11 per basic and diluted share, for the same quarter last year.

Balance sheet

Cash and cash equivalents were $2.6 million as of March 31, 2023, effectively unchanged when compared to December 31, 2022. Subsequent to the end of the quarter, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with Mast Hill Fund, L.P. (the "Purchaser") for the issuance of 13% senior secured promissory notes in the aggregate principal amount of up to $3.0 million (collectively the

“Notes”) convertible into shares of common stock of the Company, as well as the issuance of up to 72,000 shares of common stock as a commitment fee and warrants for the purchase of up to 648,000 shares of common stock of the Company, raising net proceeds of $2.9 million. As of March 31, 2023, the Company had net inventories of $8.5 million.

Outstanding debt as of March 31, 2023 was $1.7 million, consisting of vehicle financing leases.

Earnings Conference Call

The Company will host a conference call on Monday, May 15, 2023 at 5 p.m. Eastern.

Date:                     Monday, May 15, 2023
Time:                     5 p.m. Eastern
Toll-free Dial-in Number:            1-877-407-9039
International Dial-in Number:        1-201-689-8470
Conference ID:                13738576

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through May 29, 2023.

Toll-free Replay Number:         1-844-512-2921
International Replay Number:         1-412-317-6671
Replay Passcode:             13738576

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

For further information:
Hayden IR
Brett Maas
(646) 536-7331
aey@haydenir.com

-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$2,555	$2,552
Restricted cash	1,473	1,101
Accounts receivable, net of allowances of $304 and $262, respectively	1,635	1,682
Unbilled revenue	3,124	5,005
Income tax receivable	102	102
Inventories, net of allowances of $4,118 and 3,871, respectively	8,469	9,563
Prepaid expenses and other current assets	1,308	1,399
Total current assets	18,666	21,404

Property and equipment, at cost:
Machinery and equipment	5,543	5,542
Leasehold improvements	899	899
Total property and equipment, at cost	6,442	6,441
Less: Accumulated depreciation	(3,295)	(3,057)
Net property and equipment	3,147	3,384
Right-of-use lease assets	1,302	1,540
Intangibles, net of accumulated amortization	629	709
Goodwill	58	58
Other assets	207	123
Total assets	$24,009	$27,218

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,755	$9,407
Accrued expenses	1,552	1,445
Deferred revenue	207	148
Right-of-use lease obligations, current	1,069	1,204
Finance lease obligations, current	645	636
Other current liabilities	532	442
Total current liabilities	12,760	13,282
Right-of-use lease obligations, long-term	463	635
Finance lease obligations, long-term	1,088	1,254
Total liabilities	14,311	15,171
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 14,788,857 and 14,132,033 shares issued and outstanding, respectively	148	141
Paid in capital	2,977	2,585
Retained earnings	6,573	9,321
Total shareholders’ equity	9,698	12,047
Total liabilities and shareholders’ equity	$24,009	$27,218

ADDvantage Technologies Group, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Sales	$14,720	$23,759
Cost of sales	11,303	18,001
Gross profit	3,417	5,758
Operating expenses	2,047	2,753
Selling, general and administrative expenses	3,606	3,850
Depreciation and amortization expense	317	318
Loss on disposal of assets	—	2
Loss from operations	(2,553)	(1,165)
Other income (expense):
Other income (expense)	(149)	(168)
Interest expense	(46)	(61)
Other income (expense), net	(195)	(229)

Loss before income taxes	(2,748)	(1,394)
Income tax benefit	—	—

Net loss	$(2,748)	$(1,394)

Loss per share:
Basic and diluted	$(0.21)	$(0.11)
Shares used in per share calculation:
Basic and diluted	13,273,330	13,071,053

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes impairment charges for operating lease right-of-use assets and intangible assets including goodwill, stock compensation expense, other income, other expense, interest income and income from equity method investment. Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of loss from operations to Adjusted EBITDA for the three month periods ended March 31, 2023 and 2022, in thousands:

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(2,097)	$(456)	$(2,553)	$(2,203)	$1,038	$(1,165)
Depreciation and amortization expense	120	197	317	197	121	318
Stock compensation expense	213	186	399	114	133	247
Adjusted EBITDA	$(1,764)	$(73)	$(1,837)	$(1,892)	$1,292	$(600)